Exhibit 10.18

FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL

SINGLE—TENANT LEASE—NET

THIS FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE -TENANT LEASE—NET (this “Amendment”), dated August 6, 2009, is made by and between PCCP DJ ORTHO, LLC, a Delaware limited liability company (“Lessor”) and AUTOGENOMICS, INC., a Delaware corporation (“Lessee”).

Recitals

A.	Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single—Tenant Lease—Net, dated February 12, 2009 (the “Lease”), for the premises located at 2980 Scott Street, in the City of Vista, County of San Diego, California, as more particularly described in the Lease (the “Premises”). All capitalized terms used and not otherwise defined herein shall have the same definitions ascribed to such terms in the Lease.

B.	Lessor and Lessee wish to amend the Lease to, among other things, provide for a revised plan for the New Parking Facilities.

Agreements

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee, intending to be legally bound, hereby agree as follows:

1. Revised New Parking Facilities. Section 55(a) and (b) of the Addendum to Lease is hereby deleted in its entirety and replaced with the following:

“(a) Lessor’s Parking Facilities. Lessor shall construct additional parking facilities substantially as depicted on Exhibit A and in accordance with the occupancy plan submitted by Lessee as reflected in Exhibit B attached hereto and approved by the City of Vista (the “New Parking Facilities”). After the New Parking Facilities are completed, Lessor covenants that Lessee shall have access to at least 251 parking stalls at the Premises (it being understood, for clarity’s sake, that Lessor is not obligated to provide more than 251 stalls). Lessor will use commercially reasonable efforts to complete the construction on or before December 31, 2009 (the “Target Delivery Date”) and will, beginning on September 30, 2009, provide quarterly updates to Lessee during the construction period on the progress of the New Parking Facilities. If Lessor is unable to complete the New Parking Facilities by the Target Delivery Date and such delay is not caused by events of Force Majeure or Lessee interference, and Lessor remains unable to complete the New Parking Facilities by January 31, 2010, then commencing February 1, 2010. Lessor shall be responsible for a penalty of $1,000 per day (the “Late Delivery Payment”) for each delay in completion of the New Parking Facilities. At Lessor’s election, Lessor shall (i) credit the Late Delivery Penalty against payments of Base Rent next due and payable by Lessee or (ii) pay the Late Delivery Penalty to Lessee within thirty (30) days of completion of the New Parking Facilities. The costs associated with the New Parking Facilities shall be borne by Lessor, except that Lessee shall contribute the sum of Twenty Five Thousand Dollars ($25,000) (“Lessee Contribution”) towards the construction costs. Lessee shall repay that debt in equal monthly installments of $245.10 until paid in full. Each such installment shall be paid with monthly installments of Base Rent, commencing September 1, 2010. In the event Lessee exercises its Option pursuant to Section 56 of the Addendum, any unpaid portion of Lessee Contribution shall be paid at the Closing. Lessor agrees to use commercially reasonable efforts to coordinate its construction of the New Parking Facilities with its contractor and Lessee so as to maintain during the parking construction period parking stalls for use by Lessee in accordance with the following schedule:

DATE	PARKING STALLS
August 1, 2009 to November 30, 2009	50
December 1, 2009 to January 31, 2010	110
February 1, 2010 to August 1, 2010 (FULL OCCUPANCY)	251

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(b) Escrow of Construction Funds. In connection with the construction of the New Parking Facilities, Lessor hereby agrees to deposit with First American Title Insurance Company, 5 First American Way, Santa Ana, California 92707, Attention: Ms. Kathleen Huntsman, Senior Escrow Officer (the “Escrow Agent”) an amount equal to 105% of the estimated costs of completing the New Parking Facilities to complete the New Parking Facilities (the “Parking Facilities Funds”). The Parking Facilities Funds shall be delivered to Escrow Agent at least ten (10) days prior to the commencement of construction, anticipated to be August 5, 2009.”

2. Representations and Warranties of Lessee. Lessee hereby certifies, represents and warrants to Lessor as follows: (a) Lessee has not assigned, sublet, encumbered, transferred or conveyed all or any portion of its right, title or interest in or to the Lease; (b) the Lease is in full force and effect and has not been amended or modified, except as described in this Amendment; (c) to Lessee’s knowledge, Lessor is not in breach or default in the performance of any of its obligations under the Lease, including any maintenance obligations; and (d) Lessee is not in breach or default of any of the terms, covenants and conditions of the Lease.

3. Miscellaneous. The Lease, as modified by this Amendment is the final expression of, and contains the entire agreement between, the parties hereto with respect to the subject matter therein, and the Lease, as modified by this Amendment supersedes all prior agreements, communications or understandings, written or verbal, relating to the subject matter hereof. To the extent that any terms or conditions of this Amendment are inconsistent with any terms or conditions of the Lease, the terms and conditions of this Amendment shall prevail and control. Except as expressly amended or modified in this Amendment, the terms and conditions of the Lease shall remain unchanged and in full force and effect.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Amendment as of the date first above written.

LESSOR:	PCCP DJ ORTHO, LLC,
a Delaware limited liability company

	By:	PRES-OAKRIDGE BUSINESS PARK L.P.,
a California limited partnership, its Co-Managing Member

		By:	PRES-VISTA LLC,
a California limited liability company, its General Partner

		By:	/s/ John W. Fitzgibbon
John W. Fitzgibbon
Co-Managing Member

LESSEE:	AUTOGENOMICS, INC.,
a Delaware corporation

	By:	/s/ Saeed Kureshy 08/17/09
	Name:	SAEED KURESHY
	Its:	V.P. OPERATIONS

EXHIBIT A

NEW PARKING FACILITIES

EXHIBIT B

PARKING ANALYSIS - AUTOGENOMICS

GROSS AREA CALCULATION

(INTERIOR WALL MEASUREMENT — APPROVED BY J. CONLEY, CITY OF VISTA)

TOTAL: 123,232 SF

USE	USF	CITY PKG RATIO	PKG STALLS REQUIRED

OFFICE	49,509	1/300	165.03

MFG	38,103	1/750	50.80

WAREHOUSE/STORAGE	35,620	1/1000	35.62

TOTAL	123,232		251.45

	PARKING PROVIDED:		251